Exhibit 1.1

GENFIT SA
Corporation with a Board of Directors and a share capital of € 12,458,745.75
Registered office: Parc Eurasanté, 885 Avenue Eugène Avinée, 59120 LOOS
424 341 907 R.C.S. LILLE Métropole

ARTICLES OF ASSOCIATION

Updated as of September 16, 2022

PART I
FORM - NAME - REGISTERED OFFICE - PURPOSE - TERM
ARTICLE 1 - Form
The owners of the shares created below and of those that may be created at a future date have formed a limited liability company (hereafter, the “Company”) governed by the laws and regulations in force (hereafter, the "Law") and by these Articles of Association.
ARTICLE 2 - Name
The Company's name is: "GENFIT".

On all deeds and documents issued by the Company, its corporate name must be preceded or immediately followed by the words "Limited Company with Board of Directors" and a declaration of the company's capital, as well as the place of registration and the Company’s registration number in the Trade and Companies Register.
ARTICLE 3 - Registered office
The Company's registered office is at PARC EURASANTÉ, 885 Avenue Eugène Avinée, 59120 LOOS.

It may be transferred to any other place, in accordance with the provisions of the laws and regulations in force.
ARTICLE 4 - Purpose- Raison d'être
4.1 Purpose

The Company's direct or indirect purpose, both in France and abroad is:

•Research concerning the production and sale, at different stages of development, of biological molecules and all other activities regardless of what they may be, linked to the pharmaceutical industry.

•And more generally, to carry out all commercial, industrial, financial, securities or real estate transactions and operations linked directly or indirectly to its activity or capable of its facilitation.

4.2 Raison d'être

The Company has defined its raison d’être as:

The Company is a late-stage biopharmaceutical company committed to improving the lives of patients with severe liver diseases who have a significant unmet medical need.

The Company’s raison d’être is based on the affirmation of its long-term commitment with regard to the position it wishes to occupy in society, not only as an economic contributor whose purpose is to be part of the long term and to create value for its counterparts and its ecosystem, but also as an innovative biotechnology company aiming to improve the quality of life of patients, and finally as a corporate citizen seeking to facilitate the professional and personal development of its employees.

ARTICLE 5 - Term
The Company, except in the event of its extension or early dissolution, has a term of 99 years starting as from the date of its registration in the trade and companies register.

PART II
CONTRIBUTIONS - COMPANY CAPITAL - FORM OF SHARES - RIGHTS AND OBLIGATIONS ATTACHED TO THE SHARES
ARTICLE 6 - Capital
The Company's capital is fixed at the sum of twelve million four hundred fifty eight thousand seven hundred forty five euros and seventy five cents (€ 12,458,745.75). It is divided into forty nine million eight hundred thirty four thousand nine hundred eighty three (49,834,983) ordinary shares of twenty-five cents of Euro (€ 0.25) each, fully subscribed and paid up in cash.

ARTICLE 7 - Changes to the capital
I.    Capital may be increased, either by issuing new ordinary shares or preference shares, or by increasing the nominal value of the existing shares.

New shares may be paid-up either in cash, or by contributions in kind, or by offsetting them against cash receivables, or by the incorporation of profits, reserves or issue premiums into the capital, or as a consequence of a merger or split, or as a consequence of a right attached to securities giving access to the capital being exercised, and in such circumstances payment of the corresponding sums.

Securities representing new capital are issued, either at their nominal value, or at this amount plus an issue premium.

Only the Extraordinary General Meeting is competent to agree to an increase in capital based on a report from the Board of Directors containing the information required by Law.

Under the terms laid down by Law, the Extraordinary General Meeting may, however, delegate this competence to the Board of Directors. Within the limits of the powers thus granted by the Extraordinary General Meeting, the Board of Directors has the powers required for the purpose of increasing the capital one or more times, to set the terms of the increase, to monitor the increase and to amend the Articles of Association as a consequence.

When the Extraordinary General Meeting decides on an increase in capital, it may delegate the powers required to carry out the transaction to the Board of Directors.

When it is a matter of delegating powers or competence, the Board of Directors is required to prepare a supplementary report for the next Ordinary General Meeting.

If the capital is increased by incorporating profits, reserves or issue premiums, the Extraordinary General Meeting must rule under the terms of a quorum and majority specified for Ordinary General Meetings. In this case, it may decide that rights forming fractional shares are neither negotiable nor transferable and that the corresponding securities must be sold. Money arising from the sale will be allocated to the holders in proportion to their rights.

An increase in the capital achieved by increasing the nominal amount of shares can only be determined with the unanimous consent of the shareholders, except when it results from the incorporation of profits, reserves or issue premiums into the capital.

II.    The Extraordinary General Meeting of shareholders, or the Board of Directors where such authority has been delegated, may also, subject, if applicable, to creditors' rights, authorise or agree on a reduction of capital for any reason and in any manner. Under no circumstances may a reduction in capital impinge upon shareholder equality.

A decision to reduce capital to an amount lower than the legal minimum can only be agreed upon under the condition precedent of an increase in capital designed to raise it to an amount at least equal to the legal minimum, unless the Company intends converting into another form of Company. Failing this, any interested party may apply to the courts for the dissolution of the Company; dissolution cannot be pronounced, if on the day the Court rules on the substance, the matter has been rectified.
ARTICLE 8 - Paying up of shares
Shares subscribed for in cash must be paid up by at least a quarter of their nominal value at the time of subscription and, if where relevant, by the whole of the issue premium.

The surplus must be paid up in one or more instalments, when called for by the Board of Directors and within a period of five years from the date the capital increase becomes final.

Calls for funds are brought to subscribers' attention by registered letter with a form for acknowledgement of receipt at least fifteen (15) days before the date fixed for each instalment.

Should a shareholder fail to pay up the sums due and payable for the amount of shares he has subscribed for, at the times fixed by the Board of Directors, these sums will automatically be subject to interest in the Company's favour, at the legal rate defined in article L.313-2 of the French Monetary and Financial Code, as from the expiry of the month following the date they become due and without any need for an application to the courts or formal notice. In addition, shares for which payment is due and has not been made on the expiry of a period of thirty (30) days as from formal notification sent to the defaulting shareholder is without effect, cease to give the right to admission to General Meetings and to vote in these General Meetings and will be deducted for the calculation of the quorum. The right to dividends and the preferential rights to subscribe to capital increases attached to the shares are suspended. These rights are recovered after payment of the sums due in terms of capital and interest. The shareholder can then request payment of dividends that have not lapsed and exercise the preferential subscription right if the time limit fixed for the exercise of this right has not expired.

Capital must be fully paid-up before any new shares can be issued that must be paid up in cash.
ARTICLE 9 - Form of shares – Management of securities accounts
Shares issued must be recorded in individual accounts opened in the name of each shareholder by the Company or, if legislation permits, depending on the shareholder's choice, by any authorised intermediary, and kept under the terms and according to the procedures specified by the Law.

The company is allowed to make use of the provisions specified by the Law, and in particular article L. 228-2 of the French Commercial Code, with regard to the identification of holders of bearer securities. To this end, it may at any time ask the central securities depository that keeps its securities account, against remuneration for which it is responsible, for the information referred to in article L. 228-2 of the French Commercial Code. Thus the Company in particular has the right at any time to ask for the name and date of birth or if it is a matter of a company, the name and year of incorporation, the nationality and address of holders of securities conferring an immediate or subsequent right to vote at its General Meetings, as well as the number of securities held by each of them and, if need be, any restrictions to which the securities may be subject.

The Company, after having followed the procedure laid down in the preceding paragraph and in the light of the list provided by the central securities depository, has the option of requesting, either through this central depository or directly to the people included on this list, and where the Company believes they may be registered on behalf of third-parties, the information concerning the ownership of securities specified in the preceding paragraph. These persons are required, when they are acting as intermediaries, to reveal the identity of the owners of the securities. The information is supplied directly to the authorised financial intermediary keeping the account, who is responsible for communicating it, depending on the circumstances, to the Company or to the above-mentioned central securities depository.
ARTICLE 10 - Transmission of shares
Securities registered in an account are passed on by transfer from one account to another.

Shares paid up in cash are freely negotiable from the time of the capital increase. Shares paid for by a contribution are freely negotiable from the time of the capital increase, i.e. on the date of the General Meeting or of the meeting of the Board of Directors, acting by delegation, that approves the contributions, in the event of a contribution in kind during the life of the company.

Transfer of ownership results from their registration in the buyer's account, on the date and under the terms defined by Law.

Subject to the provisions laid down by the Law, the shares are freely transferable.
ARTICLE 11 - Exceeding of thresholds
Any individual or company referred to in articles L. 233-7, L. 233-9 and L. 223-10 of the French Commercial Code acquiring directly or indirectly, alone or in concert, a number of shares representing a fraction of the Company's capital or voting rights greater than or equal to two percent (2%) or a multiple of this percentage, must inform the Company of the total number of shares and voting rights and securities giving access to capital or voting rights it owns immediately or subsequently, by registered letter with advice of delivery addressed to the registered office within a period of four (4) stock exchange days as from the date it exceeds the aforesaid investment threshold or thresholds.

The obligation to provide the information specified above also applies under the same terms when such holdings are reduced below each of the thresholds referred to above.

The individual or company required to provide the above information is, in addition obliged to inform the Company of the objectives it intends pursuing during the next twelve (12) months when the thresholds are crossed, either upwards or downwards, of a tenth, fifth or third of the capital or voting rights. This declaration specifies whether the purchaser is acting alone or in concert, if it intends stopping its purchases or sales or continuing them, or whether it intends acquiring or transferring control of the Company, requesting its nomination or that of one or more other persons, or its resignation, as a director of the Board of Directors.

If this declaration is not made under the terms expressed in the three paragraphs above, the shares or voting rights in excess of the fraction that should have been declared are deprived of voting rights in shareholders' General Meetings for all General Meetings that are held up to the expiry of a period of two years following the date such notification is regularised in accordance with article L. 233-14 of the French Commercial Code, if the failure to make the declaration was recorded and if one or more shareholders holding at least 5% of the capital request it, their request being recorded in the minutes of the General Meeting.

The above declarations apply without prejudice to declarations regarding the exceeding of thresholds specified by the Law.
ARTICLE 12 - Rights and obligations attached to the shares
Each share gives the right to a share in the profits and company assets proportional to the share of the capital it represents.

In addition, it gives the right to vote and the right of representation in General Meetings under the legal and statutory terms.

Shareholders are only liable up to the nominal amount of the shares they own; beyond this any call for funds is prohibited.

Ownership of a share automatically comprises acceptance of the Company's Articles of Association and decisions of the General Meeting.

Heirs, creditors, successors in title, or other representatives of a shareholder, may not require the Company's assets and securities to be sealed, nor ask for them to be shared or sold by auction, nor interfere in the actions of its administration. They must, in order to exercise their rights, refer to the company inventories and the decisions of the General Meeting.

Each time several shares are required in order to exercise a particular right, in the event of the exchange, amalgamation or allocation of securities, or as a consequence of an increase or reduction in capital, merger or other company transaction, owners of individual securities or of a number less than that required may only exercise these rights on condition that they make it their personal business to amalgamate and, possibly, purchase or sell the necessary securities.

However, the Company may, in circumstances where it has carried out either an exchange of securities subsequent to a merger, split, capital reduction, amalgamation or division transaction and the compulsory conversion of bearer shares into named securities, or distributions of securities charged to the reserves or linked to a capital reduction, or distributions or allocations of free shares, via a simple decision by the Board of Directors, sell securities that successors in title have not asked to be issued on condition that they carry out the advertising formalities specified by the regulations at least two years in advance.

From the date of this sale, old shares and old rights to distributions or allocations are cancelled as required and their holders may no longer lay claim to the distribution in cash of the net proceeds from the sale of securities not claimed.
ARTICLE 13 - Beneficial ownership / bare ownership
Shares are indivisible in respect of the Company.

Joint owners of shares are required to arrange to be represented in relation to the Company by one of them alone, considered as the sole owner or by a single representative; in the event of disagreement, the single representative may be appointed by the courts at the request of the joint owner making the application.

Unless an agreement to the contrary is notified to the Company, beneficial owners of shares validly represent bare owners in respect of the Company. Voting rights at Ordinary General Meetings belong to the beneficial owner and to the bare owner at Extraordinary General Meetings.

Unless otherwise agreed by the parties, when capital securities are subject to beneficial ownership, the preferential subscription rights attached to them belong to the bare owner.

PART III
ADMINISTRATION AND CONTROL OF THE COMPANY
ARTICLE 14 - Mode of administration

The company is directed by a Board of Directors.
ARTICLE 15 - Composition of the Board of Directors
The Company is governed by a Board of Directors composed of not less than three nor more than fifteen directors, without prejudice of the temporary exemption provided for in the event of merger, in which case the number may be increased to twenty-four.

The Ordinary General Meeting shall appoint the directors or renew their terms of office and may remove them from office at any time.

The directors may be individuals or legal entities. Upon their appointment, the legal entities are required to designate a permanent representative, who shall be subject to the same conditions and obligations and shall incur the same civil and criminal liability as if he were a director in his own name, without prejudice to the joint and several liability of the legal entity that he represents. The permanent representative shall be appointed for a term of office equivalent to the term of office of the legal entity that he represents. This term of office must be renewed upon each renewal of the legal entity's term of office.

When the legal entity removes its representative from office, it must immediately notify said removal from office to the Company, without delay by registered letter, and appoints a new permanent representative under the same terms and conditions; the same applies in the event of the death or resignation of the permanent representative.

The number of directors who are bound by an employment contract with the Company must not exceed one-third of the directors in office.

The number of directors over 75 years of age may not exceed one-third of the directors in office. If this limit is reached, the eldest director shall be deemed to have resigned.

In the event of a vacancy, due to death or resignation, of one or more directors' seats, the Board of Directors may, between two General Meetings, make provisional appointments.

However, if only one or two directors remain in office, the said director or directors, or failing that, the Auditors must immediately call the Ordinary General Meeting to complete the members of the Board of Directors.

Temporary appointments made by the Board of Directors shall be subject to approval by the next Ordinary General Meeting. Failing approval, deliberations made and actions previously carried out by the Board of Directors shall remain valid.

The director appointed to replace another director shall remain in office only for the unexpired period of his predecessor's term of office.
ARTICLE 16 - Term of office of the Directors
The term of office of the directors is five (5) years. This office ends at the end of the General Meeting called to approve the annual financial statements for the year ended and held during the year in which its term of office expires.

Directors are eligible for re-election.

They may be revoked at any time by the Ordinary General Meeting.

ARTICLE 17 - Chairman of the Board of Directors
The Board of Directors elects, from among its members who are individuals, a Chairman. It shall fix his/her term of office as Chairman, which shall not exceed the period of his/her term of office as director.

The age limit for holding the office of Chairman of the Board of Directors is set at 80 years of age. If he/she reaches this age, he/she shall be deemed to have automatically resigned.

The Chairman of the Board of Directors organises and manages the Board of Directors’ work, for which he/she reports thereon to the General Meeting. He/she ensures that the Company's bodies operate properly and, in particular, that the directors are able to fulfil their assignments.

As it may be decided by the Board of Directors and as provided in the article 21-I of these Articles of Association, he/she may hold this office concurrently with that of Chief Executive Officer of the Company.

The Board of Directors may elect a Deputy Chairman which fulfils the functions of the Chairman in his/her absence.
ARTICLE 18 - Meetings and deliberations of the Board of Directors
I.Meetings

The Board of Directors meets as often as the Company's interest requires so, upon summons by the Chairman of the Board of Directors. When no meeting has been held for more than two (2) months, at least one-third of the members of the Board of Directors may request the Chairman to convene a meeting on a specific agenda.

The Chief Executive Officer may also request the Chairman of the Board of Directors to convene a Board of Directors’ meeting on a specific agenda.

The Chairman is bound to comply with the requests made by virtue of the two previous paragraphs.

The Chairman of the Board of Directors chair the meetings. If the Chairman is unable to attend to his duties, the Board shall appoint one of the members present to chair the meeting.

The Board may appoint a secretary at each meeting, who is not required to be a Board of Directors’ member.

An attendance record is also kept and signed by the directors attending the Board of Directors’ meeting.

II.Deliberations

The Board of Directors meets as often as the Company's interest requires it, as convened by its Chairman, either at the head office, or in any other place indicated in the notification to attend. At least a third of the members of the Board of Directors may submit a motivated request to convene the Board of Directors to its Chairman by registered post. The Chairman must convene a Board of Directors’ meeting at a date which may not be later than fifteen (15) days as from receipt of the request. Should the meeting not be convened within this period, the authors of the request may convene a Board of Directors’ meeting themselves and set its agenda.

Notifications to attend can be issued by all means, even verbally.

Except when the Board of Directors is convened to carry out the operations referred to in the articles L.232-1 and L.233-16 of the French Commercial Code, the directors are deemed present, for the purpose of calculating the quorum and the majority, when they participate in the Board of Directors’ meeting using videoconference or telecommunication means allowing them to be identified and ensuring an effective participation in accordance with applicable laws and regulations.

Any director may be represented in the deliberations of the Board of Directors by another director of the Board of Directors. Each member of the Board of Directors cannot have more than one representation’s mandate.

The Board of Directors may validly deliberate only if at least half of its members are presents.

The Board of Directors’ decisions are taken by a majority of members present and represented.

In the event of a split-vote, the chairman of the session’s vote take precedence.

Evidence of the number of current members of the Board of Directors and their presence or representation shall result vis-à-vis third parties, the mere mention in the minutes of the Board of Directors of the names of the members present, represented or absent.
ARTICLE 19 - Minutes
The deliberations of the Board of Directors shall be recorded in minutes with the required details. The minutes are drawn up and signed in accordance with applicable laws and regulations.

These minutes are signed by the director acting as Chairman for the purpose of the meeting and at least one Director.

Copies or extracts of the minutes are validly certified by the Chairman of the Board of Directors or any person duly empowered for such purpose.

After the winding-up of the Company, copies or extract of the minutes are certified by any of the liquidators or by the sole liquidator.
ARTICLE 20 - Powers of the Board of Directors
The Board of Directors determines the orientations of the Company's activity and ensures their implementation. Subject to the powers expressly assigned to the general meetings, and within the limits of the corporate purpose of the Company, it shall deal with all issues pertaining to the proper functioning of the Company and settle by its decisions the Company’s business.

In relation to third parties, the Company will be committed even by the actions of the Board of Directors which do not fall within the scope of the Company’s purpose, unless it proves that the third parties knew that the action fell outside the limits of said purpose or that they could not be unaware thereof given the circumstances, it being understood that the sole publication of the Articles of Association is not sufficient to establish such proof.

The Board of Directors shall carry out audits and perform the controls and verifications that it deems appropriate. Each director receives all information needed to the fulfilment of its assignment and may obtain disclosure of all documents that he considers relevant.

The Board of Directors may decide on the creation of director's committees responsible for dealing with issues that the Board of Directors submits to them. It shall determine the membership, powers, privileges and operating rules of such committees, which shall carry on their business under its responsibility.

The Board of Directors shall distribute attendance fees among the directors, the total amount of which is voted by the General Meeting.
ARTICLE 21 - General Management
I.Choice between the two forms of General Management

The General Management of the Company is handled, under his responsibility, either by the Chairman of the Board of Directors or by another individual appointed by the Board of Directors and having the title of Chief Executive Officer.

The Board of Directors chooses between the two forms of General Management at the majority of members present or represented. It shall inform the shareholders in accordance with regulatory requirements.

When the Chairman of the Board of Directors assumes the General Management of the Company, the provisions hereinafter relating to the Chief Executive Officer shall apply to him.

II.Chief Executive Officer

The Chief Executive Officer may be chosen among the directors or elsewhere. The Board of Directors fixes his term of office and remuneration.

The age limit for being Chief Executive Officer is fixed to the age of 70. Once he has reached this age, he will be deemed to have automatically resigned.

The Board of Directors may dismiss the Chief Executive Officer at any time. If the dismissal is decided without sufficient justification, it may give rise to damages.

The Chief Executive Officer is invested with the broadest powers to act on behalf of the Company in all circumstances. He exercises these powers within the limits of the Company’s purpose and subject to the powers expressly assigned by the French Law to the general meeting and the Board of Directors.

He represents the Company in relations with third parties. The Company will be committed even by the actions of the Chief Executive Officer which do not fall within the scope of the Company’s purpose, unless it proves that the third parties knew that the action fell outside the limits of said purpose or that it could not be unaware thereof, given the circumstances, it being understood that the sole publication of the Articles of Association is not sufficient to establish such proof.

The provisions of the Articles of Association or the decisions of the Board of Directors that limit the powers of the Chief Executive Officer are not enforceable against third parties.

III.Deputy Chief Executive Officers

Based on proposal of the Chief Executive Officer, the Board of Directors may appoint one or more individuals to assist the Chief Executive Officer, having the title of Deputy Chief Executive Officer, whose remuneration shall be determined by the Board of Directors.

The number of Deputy Chief Executive Officers cannot exceed five.

The Board of Directors may dismiss the Deputy Chief Executive Officers at any time based on the proposal Chief Executive Officer. If the dismissal is decided without sufficient justification, it may give rise to damages.

When the Chief Executive Officer ceases to carry out or is prevented from carrying out his duties, the Deputy Chief Executive Officers shall, unless decided otherwise by the Board of Directors, retain their duties and attributions until the appointment of a new Chief Executive Officer.

With the consent of the Chief Executive Officer, the Board of Directors shall determine the limits and term of the powers granted to the Deputy Chief Executive Officers. They shall have, vis-à-vis third parties, the same powers as the Chief Executive Officer.

The age limit applicable to the Chief Executive Officer also applies to the Deputy Chief Executive Officers.
ARTICLE 22 – Plurality of terms of office
An individual may simultaneously hold a maximum of five offices of director or chairman of a board of directors of public companies (société anonyme) having their registered office in France.

However, an individual may not hold more than one office as Chief Executive Officer. As an exception, the Chief Executive Officer of a company may hold a second office of the same nature within another company controlled by the first company insofar as the securities of the controlled Company are not listed on a regulated market.

Directors who are not chairmen in other companies may hold an unlimited number of offices in controlled companies of the same kind.

The list of all mandates and functions held in all companies by each of the officers during the financial year is set forth in the management report of the Board of Directors.

ARTICLE 23 - Regulated agreements
I.     All agreements entered into between the Company and one of the director of the Company, its Chief Executive Officer, one of its Deputy Chief Executive Officer, an observer as defined in article 24 below or a shareholder that holds over 10% of the voting rights, or further, if a legal person, a controlling Company within the meaning of article L. 233-3 of the French Commercial Code holding over 10% of the voting rights, must be subject to prior authorisation from the Board of Directors.

The same is true for agreements in which one of the persons referred to in the preceding paragraph is indirectly involved or for which they deal with the Company indirectly or through an intermediary.

Agreements between the Company and another company are also subject to prior authorisation if one of the directors of the Company, its Chief Executive Officer, one of its Deputy Chief Executive Officer or the Company's observer is the owner, a partner with unlimited liability, manager, director, Chief Executive Officer, director of the board of directors or the supervisory board, or, in a general manner is in a position of responsibility within this company.

The foregoing provisions are not applicable to agreements concerning day-to-day operations and entered into under normal conditions.

The directors of the Company, its Chief Executive Officer, its involved Deputy Chief Executive Officers are required to inform the Board of Directors as soon as he/she becomes aware of an agreement subject to authorisation. If he/she is a member of the Board of Directors, he/she shall not take part in the vote on the authorisation sought.

The President of the Board of the Directors gives notice to the Auditors of all authorised agreements and submits them to the General Meeting for approval.

II.    The Auditors present a special report on these agreements to the General Meeting which rules on these agreements.

The party involved may not take part in the vote and the shares he owns are not taken into account when calculating either a quorum or a majority.
ARTICLE 24 - Observers
The Board of Directors may appoint, at its discretion, one or more observers, whether companies or individuals, shareholders or not.

The term of office of these observers is five years.
Observers may be re-elected indefinitely. Their appointment may be revoked at any time by the Board of Directors.

Observers are convened and participate to all meetings of the Board of Directors, with a consultative vote, according to procedures that are identical to those specified for directors of the Board of Directors, without having their absence affecting the value of the latter's deliberations.

Observers may not be assigned any management, supervisory or monitoring roles, the latter being under the exclusive jurisdiction of the statutory bodies prescribed for limited companies for which they must not be a substitute.
ARTICLE 25 - Obligation of confidentiality and responsibility
I.    Directors of the Company, the Chief Executive Officer and, as the case may be, the Deputy Chief Executive Officers and the observers, as well as any person required to attend meetings of these bodies, are required to maintain total discretion in respect of information of a confidential nature that is supplied as such by the Chairman of the Board of Directors and/or the Chief Executive Officer.

II.    Directors of the Company, the Chief Executive Officer and, as the case may be, the Deputy Chief Executive Officers, are, according to their respective responsibilities, responsible to the Company or to third-parties for infringements of the legal provisions governing public limited companies, for violations of these Articles of Association, and for misconduct committed in the context of their responsibilities, under the terms and at the risk of the sanctions specified in the legislation in force.

PART IV
AUDITORS
ARTICLE 26 - The Auditors
Audits of the Company are carried out by one or more Auditors, in accordance with the legal requirements.

I.    The Ordinary General Meeting appoints, pursuant to legal requirements, one or several Auditors which are entrusted with the mission determined by the Law. These appointments are for six financial years, and ends-up after the General Meeting called to rule on the annual financial statements for the sixth year after such appointments.

The Ordinary General Meeting also appoints, pursuant to legal requirements, one or several Alternate Auditors which may be required to replace the incumbents Auditors, in case of death, resignation, impediment or refusal.

II.    The Auditors, are convened by registered post with confirmation of receipt:
–to every General Meeting, at the latest when the shareholders are convened; and
–at the same time than the members of the Board of Directors at the meetings reviewing and approving the yearly or semi-annual financial statements, whether individual or consolidated.

PART V
SHAREHOLDERS MEETINGS

A - Provisions common
to the different types of Meetings
ARTICLE 27 - Meetings
The General Meeting, lawfully convened, represents all the shareholders.

Its deliberations undertaken in accordance with the Law and the Articles of Association are binding on all shareholders, even those that are absent, dissident or subject to incapacity.

Depending on the subject of the resolutions proposed, there are three forms of Meetings:

-    Ordinary General Meetings,
-    Extraordinary General Meetings,
-    Special Meetings for holders of shares in a particular category.
ARTICLE 28 - Notifications to attend
Meetings are convened by the Board of Directors. They may also be convened by the Auditor or Auditors or by a court representative under the terms and procedures specified by the Law.

During a period of liquidation, Meetings are convened by the liquidator or liquidators.

Meetings are held at the registered offices or in any other place indicated in the notification to attend the meeting.

No later than thirty-five (35) days before the date of the Meeting, a notice of meeting is published in the French Bulletin des Annonces Légales Obligatoires (BALO). Notifications to attend are published at least fifteen (15) days before the date of the Meeting via a notice published in the BALO and inserted into a newspaper accepting legal announcements for the department in which the head office is located.

However, shareholders owning shares in their own name for at least one (1) month on the date the convocation’s notice is inserted into the newspaper shall be given notice individually, via an ordinary letter (or by registered letter if they request it and cover the related costs) sent to their last known address. This notification may also be sent via an electronic means of communication or remote data transmission, instead of by post, after obtaining the approval of the interested shareholders by post or by electronic means.

Notifications to attend must contain the following information:

- The identity of the Company,
- The date, place and time of the Meeting,
- The nature of the Meeting,
- The agenda for the Meeting.

When a Meeting is not able to deliberate due to a lack of the required quorum, a second Meeting must be convened at least ten (10) days in advance, in the same form as the first one. Notifications or letters inviting members to attend this second Meeting should reproduce the date and agenda of the first meeting.
ARTICLE 29 - Agenda
The agenda of the Meetings is determined by the author of the notification to attend.

One or more shareholders representing at least the share of the company's capital fixed by the Law and acting under and within the legal terms and deadlines, have the right to call for, by registered letter with a form for acknowledgement of receipt or by electronic means or remote data transmission, points or draft resolutions to be included in the agenda for the Meeting.

The Meeting may not deliberate on a question that is not included in the agenda, which cannot be altered for a second convocation. It can, however, in all circumstances, revoke the appointment of one or more directors of the Board of Directors and proceed with their replacement.
ARTICLE 30 - Participation of Shareholders in General Meetings
The right to participate in Meetings is defined and justified in accordance with the provisions of article R.225-85 of the French Commercial Code.

For the calculation of the quorum and the majority, the Shareholders participating, as the case may be, to the Meeting by proxy, by postal ballot, by videoconference or by any other means of telecommunication or remote data transmission are deemed present, in accordance with applicable laws and regulations and as set out below.

Each shareholder may vote by postal ballot or by proxy (including by electronic means) in accordance with the applicable legislation, and notably by means of a form filled in and sent to the Company in the conditions set by law and by regulations.

Any shareholder may also participate in and vote at meetings by videoconference or any other means of telecommunication or electronic transmission (including by the transmission of an electronic voting form or a proxy form) allowing him/her to be identified, under the conditions and in accordance with the procedures stipulated in the legal and regulatory provisions in force. The decision of the Board of Directors to use telecommunication facilities or videoconferencing will be published in the meeting notice and the notice of summons.

The submission and signature of the electronic form may be directly performed on a dedicated website with a login and a password. The proxy or vote, thus expressed prior to the Meeting by this electronic means, and the confirmation of receipt given thereof, shall be considered as irrevocable written instructions and binding on all parties, it being specified that, in the event of a transfer of ownership prior to the legal period for the purpose of recording the shares, the Company will consequently invalidate or modify, as applicable, the proxy or vote expressed prior to this date and this time.
ARTICLE 31 – Presidency – Bureaux - Attendance sheet
Meetings are chaired by the President of the Board of Directors, or in his/her absence, by a director specially appointed for this purpose by the Board of Directors. Failing this, the Meeting elects a President itself.

Two shareholders, present and willing, representing, both for themselves as well as representatives, the largest number of votes act as tellers.

The Bureau appoint a Secretary who may be chosen from outside the shareholders.

An attendance sheet should be completed for each Meeting containing the information prescribed by the Law.

ARTICLE 32 - Quorum - right to vote
In Ordinary and Extraordinary General Meetings, a quorum is calculated based on all the shares comprising the Company's capital and, in Special Meetings, based on all the shares in the relevant category, reduced by shares deprived of voting rights in accordance with the Law.

The right to vote attached to shares is proportional to the share of the capital they represent. Each capital or dividend share gives the right to one vote.

As an exception to the above provisions, any shareholder, regardless of nationality, whose shares are fully paid-up and have been registered in a nominative account in the name of the same holder for at least two years, enjoys a double voting right in accordance with the Law.

Forms that do not indicate a vote in any particular direction or that express an abstention are considered as votes against.

For the calculation of the quorum and the majority, the shareholders participating, as the case may be, to the meeting by proxy, by postal ballot, by videoconference or by any other means of telecommunication or remote data transmission are deemed present, in compliance with applicable legal and statutory provisions and article 30 above.
ARTICLE 33 - Minutes
Meetings’ deliberations are recorded in minutes prepared in a special register kept at the head office and signed by the members of the bureau of the General Meeting.

Copies or extracts of the minutes of the deliberations are certified either by the Chairman of the Board of Directors, or by a director of the Board of Directors, or by the Meeting's Secretary. In the event of dissolution, they can be certified by the liquidator(s).
ARTICLE 34 - Communication of documents
All shareholders have the right to obtain communication of, and the Board of Directors has an obligation to send them or provide them with, the documents they need to make an informed decision and judgement on the management and operation of the Company.

The nature of these documents and the terms of their dispatch or their availability to shareholders are determined in accordance with applicable legislation.

In order to exercise their right of communication, shareholders or their representatives may obtain the assistance of an expert registered in one of the lists drawn up by the Courts and Tribunals.

Exercising the right of communication carries with it the right of copying, except where this concerns inventories.

B - Provisions specific to
Ordinary General Meetings
ARTICLE 35 - Ordinary General Meeting
Ordinary General Meetings can take all decisions, other than those with the effect of directly or indirectly modifying the Articles of Association.

They meet at least once a year, within six (6) months of the end of each financial year, to rule on the accounts for this financial year, unless this period of time is extended by order of the President of the Commercial Tribunal ruling at the Board of Directors’ request.

They meet on an extraordinary basis each time the Company's interests require it.

The Ordinary General Meetings can only deliberate validly, when convened the first time, if the quorum, as calculated pursuant to article 32 above, is at least one fifth of the shares with voting rights.

The second time the Meeting is convened, no quorum is required as long as the original agenda has not been modified.

The Ordinary General Meetings shall act on the basis of a majority of votes of the shareholders participating to the Ordinary General Meetings in accordance with the conditions listed in article 30 above.

C - Provisions specific to
Extraordinary General Meetings
ARTICLE 36 - Extraordinary General Meeting
Extraordinary General Meeting is the sole authorised to modify all the provisions of the Articles of Association and to decide in particular the conversion of the Company into a Company of another form. It may not however increase shareholders’ commitments, subject to transactions resulting from a consolidation of shares carried out legally.

Extraordinary General Meeting can only deliberate validly, when convened the first time, if the quorum as calculated pursuant to article 32 above, is at least, a quarter of the shares with voting rights and, the second time as calculated pursuant to article 32 above, one fifth of the shares with voting rights. Where this latter quorum is not reached, the second Extraordinary General Meeting may be postponed to a later date being no more than two (2) months after it had been convened.

It shall act on the basis of a two thirds majority of votes of the shareholders participating to the Extraordinary General Meeting, in accordance with the conditions listed in article 30 above.

As a legal exception to the above provisions, a General Meeting that decides a capital increase by incorporation of reserves, profits or issue premiums, may rule under the terms of a quorum and a majority of an Ordinary General Meeting.

In addition, when an Extraordinary General Meeting is called on to deliberate concerning the approval of a contribution in kind or the granting of a special benefit, shares belonging to the contributor or the beneficiary are not taken into account when calculating the majority. The contributor or the beneficiary does not have voting rights, either for themselves or as representatives.

D - Provisions specific to
Special Meetings of holders of shares of a particular category
ARTICLE 37 - Special Meeting
If several categories of shares exist, no modification may be made to the rights attributable to shares in one of these categories without a valid vote at an Extraordinary General Meeting open to all shareholders and, in addition, without a valid vote at a Special Meeting which is opened to owners of shares in the relevant category alone.

Special Meetings can only deliberate validly, when convened the first time, if the quorum, as calculated pursuant to article 32 above, is at least one-third of the shares with a voting right, whose right is due to be modified and, the second time as calculated pursuant to article 32 above, a fifth of the shares carrying a voting right, whose right is due to be modified. Where this latter is not reached, the second Special Meeting may be postponed to a later date being no more than two (2) months after it had been convened.

They shall act on the basis of a majority of two thirds of the votes of the shareholders participating to the Special Meeting, in accordance with the conditions listed in article 30 below.

PART VI
COMPANY YEAR - ANNUAL ACCOUNTS -
ALLOCATION AND DISTRIBUTION OF PROFITS
ARTICLE 38 - Company year
The Company year starts on 1 January in each year and ends on 31 December.
ARTICLE 39 - Accounts
Official accounts of the Company's transactions should be kept in accordance with the laws and normal business practices.

At the end of each financial year, the Board of Directors should draw up an inventory of the various assets and liabilities existing on this date. It should also prepare a balance sheet describing the assets and liabilities, a profit and loss account summarising income and expenditure for the financial year, as well as an appendix supplementing and commenting on the information given in the balance sheet and profit and loss account.

All these documents should be made available to the Auditors in accordance with legal regulations.
ARTICLE 40 – Terms of dividends distribution
The profit and loss account which summarises income and expenditure for the financial year reveals by difference, after deduction of depreciation costs and provisions, the profit or loss for the financial year.

From profits, reduced if need be by previous losses, is first deducted five per cent to constitute the legal reserve fund; this deduction ceases to be mandatory when the aforesaid fund reaches a tenth of share capital; it is resumed when for any particular cause the reserve drops below this figure of a tenth.

Distributable profit is composed of the profit for the financial year, less previous losses and amounts allocated to reserves under the Law or the Articles of Association, increased by accumulated profits.

In addition the General Meeting may decide to distribute sums taken from the reserves that are available to it, specifically indicating the reserve accounts from which such distributions should be taken. However, as a priority, dividends are taken from the financial year's distributable profits.

Excluding circumstances of a reduction in capital, no distribution may be made to shareholders when shareholders equity is or following the distribution would become, less than the amount of capital increased by reserves at which level the Law or the Articles of Association do not permit a distribution.

After approval of the accounts and the existence of distributable sums has been ascertained, the General Meeting determines the share allocated to shareholders, in respect of a dividend, proportionally to the number of shares belonging to each of them.

However, after deduction of the sums allocated to the reserve, under the Law, the General Meeting may decide to allocate all or part of the distributable profit to the deferral account or to any general or special reserve accounts.

Losses, if such exist, are allocated to profits carried forward from previous financial years until they are absorbed or carried forward.

Interim dividends may be distributed, as decided by the Board of Directors before approval of the accounts for the financial year under the terms set out or authorised by the Law. The amount of these interim payments may not exceed the amount of profit as defined by the Law.

ARTICLE 41 - Dividends
I.     Procedures for the payment of dividends or interim dividends are set out by the General Meeting or, failing that, by the Board of Directors. However payment must occur within a maximum period of nine (9) months after the close of the financial year, unless an extension is granted by court order.

No dividends may be claimed back from shareholders, unless the distribution was carried out in violation of the legal provisions

Unclaimed dividends within five years of their payment are lapsed.

II.    The General Meeting ruling on the accounts for the financial year has the option of granting shareholders for all or part of the dividend distributed or interim payments made against the dividend, an option between payment of the dividend or interim payments in cash or in shares issued by the Company, under the terms set out or authorised by the Law.

PART VII
SHAREHOLDERS EQUITY BECOMING LESS THAN HALF THE CAPITAL
ARTICLE 42 - Early dissolution
If, due to losses recorded in the Company's accounts, shareholders' equity in the Company is reduced to less than half of the share capital, the Board of Directors must, within four (4) months following approval of the accounts in which this loss is recorded, convene an Extraordinary General Meeting in order to decide whether an early dissolution of the Company is necessary.

If dissolution is not decided on, the capital must be, within the deadline set out by the Law, reduced by an amount equal to that of the losses recorded if within this period, shareholders' equity has not returned to a value at least equal to half the Company's share capital.

In both circumstances, the Meeting's decision must be published under the regulatory requirements.

A decision to reduce capital to an amount lower than the legal minimum can only be agreed under the condition precedent of a capital increase designed to raise it to an amount at least equal to this minimum amount.

In the event of a breach of the requirements of one or more of the above paragraphs, any interested party may apply to the courts for the dissolution of the Company. The same applies if the shareholders have not been able to hold valid deliberations.

Nevertheless, the Court cannot pronounce dissolution if, on the day it is due to issue its ruling concerning the substance, the situation is rectified.

PART VIII
DISSOLUTION - LIQUIDATION
ARTICLE 43 - Dissolution
The Company is dissolved on expiry of the term set out by the Articles of Association, except where the term has been extended, or by a decision of the Extraordinary General Meeting.

The dissolution may also be ordered through a decision of the Courts at the request of any interested party, when the number of shareholders is reduced to less than seven for more than a year. In these circumstances, the Court may grant the Company a maximum period of six (6) months to rectify the situation; it may not order the Company's dissolution if, on the day when it rules on the substance, the situation has been rectified.

The Company is in liquidation, from the very moment of its dissolution, regardless of the cause, except in the event of dissolution carried out in accordance with article 1844-5 para. 3 of the French Civil Code.

Dissolution ends the duties of the directors of the Board of Directors, the Chief Executive Officer, and as the case may be, the Deputy Chief Executive Officers; however, the Auditors continue their mission.

The General Meeting retains the same powers as during the life of the Company.

The General Meeting that orders dissolution determines the method of liquidation and appoints one or more liquidators, whose powers it determines and who exercise their duties in accordance with the applicable law.

The Company's legal personality persists for the needs of its liquidation and until the liquidation process is complete, but its name must be followed by the reference "Company in liquidation" as well as the name or names of the liquidators on all deeds and documents issued by the Company and intended for third-parties.

Its shares remain negotiable up to the end of the liquidation process.

The net proceeds of liquidation, after liabilities have been settled, are used in full to reimburse paid-up and non-depreciated share capital.

The surplus, if there is one, shall be distributed among the shareholders in proportion to the number of shares held by each of them.

PART IX
DISPUTES
ARTICLE 44 - Disputes
All disputes that may arise during the life of or the liquidation of the Company, either between the shareholders and the Company, or between the shareholders themselves, concerning the Company's affairs, will be judged in accordance with the Law and subject to the jurisdiction of the competent Courts covering the district in which the headquarters is located.

To this end, in the event of a dispute, all shareholders are required to elect domicile in the jurisdiction of the Court covering the district in which the Company's head office is located and all summons or notifications will be legally served at this domicile.

In the absence of such election of domicile, summons or notifications will be validly served at the Office of the Public Prosecutor of the Republic to the District Court in the district in which the Company's head office is located.